UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

__________________

Amendment to
FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENDEAVOR IP, INC.
(Exact name of registrant as specified in its charter)

Nevada	45-2563323
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
36 Fairway Place Half Moon Bay, CA	94019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act:  Common Stock, $0.0001 par value

EXPLANATORY NOTE

The purpose of this Amendment No. 1 (the “Amendment”) on Form 8-A to Endeavor IP, Inc.’s (the “Company”) Form 8-A filed with the Securities and Exchange Commission on October 23, 2013 (the “Form 8-A”), is to fix a typographical error in the “Capital Stock” paragraph of Item 1.  The paragraph incorrectly stated the Company’s authorized capital stock consisted of “2000,0000 shares of common stock”.  The number now correctly reads “200,000,000”.

No other changes have been made to the Form 8-A filed on October 23, 2013.  This Amendment speaks as of the original filing date of the Form 8-K, does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way disclosures made in the Form 8-A, except as otherwise set forth above.

Item 1. Description of Registrant’s Securities to be Registered.

Capital Stock

Our authorized capital stock consists of  225,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and 25,000,000 shares of “Blank Check” Preferred Stock, par value $0.0001 per share. As of October 23, 2013, none of the shares of our Preferred Stock are issued and outstanding.

Common Stock

The following is a description of our Common Stock being registered:

Our shareholders (i) have equal rateable rights to dividends from funds legally available therefor, when, as and if declared by the board of directors; (ii) are entitled to share rateably in all of the assets for distribution to holders of common stock upon liquidation, dissolution or winding up of our business affairs; (iii) do not have pre-emptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company or a change in type of business.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 17, 2013)
3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 17, 2013)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ENDEAVOR IP, INC.

Date: October 23, 2013	By:	/s/ Cameron Gray
Name: Cameron Gray
Title: Chief Executive Officer